Exhibit 4.1
XStream Systems, Inc.
Unsecured Subordinated Debenture

This Debenture has not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption contained in Section 4(2) of the Securities Act and Regulation D thereunder, and has not been registered under the securities laws of any state. This Debenture must be acquired for investment purposes and may not be offered for sale, sold, transferred, hypothecated or otherwise disposed of in the United States or to a United States citizen unless a registration statement with respect to this Debenture is effective under the Securities Act, and any applicable state securities laws, or unless the Company has received an opinion of counsel acceptable to the Company that such registration is not required.

U.S. $	,
     FOR VALUE RECEIVED, the undersigned, XSTREAM SYSTEMS, INC., a Delaware corporation (the “Company”), promises to pay to the order of                                          (“Holder”) on December 31, 2007 (“Maturity Date”) in immediately available funds in lawful money of the United States, the principal sum of                                          Dollars (U.S. $                    ), together with all accrued and unpaid interest on the outstanding principal balance.
     1. Payment of Principal and Interest.
          (a) The Company agrees to repay, by the Maturity Date, the principal amount of this Debenture first written above.
          (b) The Company agrees to pay interest on the principal balance outstanding on this Debenture at the rate of four percent (4.0%) per annum accruing from the date first written above.
          (c) The Company shall pay interest that accrues between the date first written above and December 31, 2005 on or before December 31, 2005. After December 31, 2005, the Company shall pay accrued interest quarterly in arrears on the last day of each calendar quarter until the Maturity Date. All interest accruing from the date first written above shall accrue and be Interest shall be computed on the basis of a 365-day year.
     2. Place of Payments. Principal and interest payments due under this Debenture shall be paid by mailing a check to Holder at the address of Holder set forth in Section 12, or such other address as may be designated by Holder from time to time in accordance with Section 12.
     3. Events of Default; Acceleration. Each of the following shall constitute an Event of Default under this Debenture (an “Event of Default”):

          (a) the failure of the Company to pay any installment of principal and interest due hereunder when due and the continuation of such failure for ten (10) days following written notice to the Company of such failure;
          (b) the filing of a petition by the Company pursuant to which the Company seeks to avail itself of the protection of any federal or state bankruptcy, insolvency or similar law;
          (c) the initiation of any federal or state bankruptcy or insolvency proceeding against the Company which is not dismissed within ninety (90) days following the date filed; or
          (d) the making of a general assignment by the Company for the benefit of the Company’s creditors.
Upon the occurrence of any such Event of Default, Holder may, in Holder’s sole discretion, accelerate this Debenture by declaring in a written notice to the Company that the then outstanding principal and accrued and unpaid interest under this Debenture is immediately due and payable.
     4. Subordination.
          (a) This Debenture is an unsecured direct obligation of the Company. The indebtedness evidenced by this Debenture and the payment of the principal of, and interest hereon, shall be at all times and in all respects wholly subordinate, junior and subject in right of payment to all Senior Indebtedness (as hereinafter defined) now outstanding or hereinafter incurred. Without limiting the effect of the foregoing, “subordinate,” as used herein, shall be deemed to mean that, in the event of any default in the payment of Senior Indebtedness (after giving effect to “cure” provisions, if any), if there shall have occurred an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default, or in the event of any liquidation, insolvency, bankruptcy, reorganization, or similar proceedings relating to the Company or to its subsidiaries, all sums payable on Senior Indebtedness shall first be paid in full, with interest, if any, before payment is made upon the indebtedness evidenced by this Debenture, and, in such event, any subsequent payment or distribution of any character which shall be made with respect to this Debenture shall be paid over to the holders of Senior Indebtedness for application pro rata to the payment thereof, unless and until such Senior Indebtedness shall have been paid and satisfied in full. “Senior Indebtedness” shall mean the principal of, and premium, if any, and interest on, all indebtedness of the Company, including each of its subsidiaries and affiliates (and of any of the Company’s wholly owned subsidiaries which the Company has guaranteed), to banks, trust companies, insurance companies, and similar institutional lenders and any deferrals, renewals, extensions, or guarantees thereof, and to all other indebtedness of the Company (including trade payables) whether now existing or hereinafter incurred; provided, however that Senior Indebtedness shall not include indebtedness of the Company or its subsidiaries to any affiliate of the Company. This Debenture shall not be deemed to prohibit the Company from incurring additional Senior Indebtedness following the date hereof.
          (b) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any non-compliance by the Company with the terms, provisions and covenants of this Debenture, regardless of any knowledge thereof which any such owner or holder may have or be otherwise charged with.
     5. Prepayment. This Debenture may be prepaid in whole or in part at any time without penalty or premium.

     6. Application of Payments. Any payments or prepayments made under this Debenture shall be applied first to the discharge of accrued interest, and the balance, if any, shall be applied to the reduction of principal, except as otherwise required by the provisions of Section 10.
     7. No Rights as Shareholder or Owner. Holder shall not be entitled to any rights of a shareholder or other similar equity interest in the Company, including the right to vote or to receive dividends or other distributions and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant.
     8. Limited Recourse. No recourse shall be had for the payment of the principal or interest of this Debenture against any incorporator or any past, present or future stockholder, officer, director or agent of the Company or of any successor, affiliate, subsidiary or parent corporation, either directly or through the Company or any successor, affiliate, subsidiary or parent corporation, under any statute or by the enforcement of any assessment or otherwise, all such liability of the incorporators, stockholders, officers, directors and agents being waived, released and surrendered by the Holder by the acceptance of this Debenture.
     9. Taxes Due. Any documentary stamp taxes or intangible taxes due in connection with this Debenture shall be paid by the Company.
     10. Intent Not to Commit Usury. Nothing contained in this Debenture shall be construed or so operate as to require the Company to pay interest at a greater rate than is now lawful in such case to contract for, or to make any payment, or to do any act contrary to law. Should any interest or other charges paid by the Company in connection with this Debenture result in the computation or earning of interest in excess of the maximum legal rate of interest which is legally permitted under applicable law, then any and all such excess shall be and the same is hereby waived by Holder, and any and all such excess shall be automatically credited against and in reduction of the balance due under this Debenture, and the portion of said excess which exceeds the balance due under this Debenture shall be paid by Holder to the Company.
     11. Assignments. The Company shall not assign its obligations or rights under this Debenture without the prior written consent of Holder, which may be withheld in Holder’s sole discretion.
     12. Notices. All notices, requests, consents and other communications required or permitted under this Debenture shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to the Company:	With a copy to:

XStream Systems, Inc.	Gunster, Yoakley & Stewart, P.A.
3873 39th Square	777 South Flagler Drive
Vero Beach, FL 32960	Suite 500 East Tower
Attention: Darren Sylvia	West Palm Beach, Florida 33401
Phone: 772-257-0165, extension 208	Attention: David G. Bates, Esq.
Fax: 772-257-0179	Phone: 561-650-0793
Fax: 561-655-5677

If to Holder:	With a copy to:

Attention:	Attention:

Phone:	Phone:

Fax:	Fax:

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.
     13. Binding Effect. All of the terms and provisions of this Debenture shall be binding upon, inure to the benefit of, and be enforceable by the Company and Holder and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, whether so expressed or not.
     14. Headings. The headings contained in this Debenture are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Debenture.
     15. Severability. If any provision of this Debenture or any other agreement entered into pursuant to this Debenture is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Debenture shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Debenture may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.
     16. Waivers. The Company hereby waives demand, presentment, notice of nonpayment, notice of dishonor, protest and notice of protest of this Debenture. No delay or omission on the part of Holder in exercising any right under this Debenture or under any other instrument evidencing this Debenture shall operate as a waiver of such right or of any other right of Holder, nor shall any delay, omission, or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.
     17. Governing Law. This Debenture and all transactions contemplated by this Debenture shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.

     18. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Debenture occurred or shall occur in Indian River County, Florida. Any civil action or legal proceeding arising out of or relating to this Debenture shall be brought in the courts of record of the State of Florida in Indian River County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Debenture, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
     19. Amendments. The provisions of this Debenture may not be amended, supplemented, waived or changed orally, but only by a writing signed by the Company and Holder and making specific reference to this Debenture.
     20. Advice of Counsel. EACH OF THE COMPANY AND HOLDER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THIS DEBENTURE, AND SPECIFICALLY WITH RESPECT TO THE TERMS OF SECTION 21 WHICH CONCERNS THE WAIVER OF THE COMPANY’S AND HOLDER’S RIGHT TO TRIAL BY JURY.
     21. Jury Waiver. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS DEBENTURE, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS DEBENTURE, THE PERFORMANCE OF THIS DEBENTURE, OR THE RELATIONSHIP CREATED BY THIS DEBENTURE, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS DEBENTURE WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS DEBENTURE OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

     The Company has caused this Debenture to be executed and delivered by its duly authorized representative on the date shown above.

XStream Systems, Inc.
By:
Darren Sylvia, Chief Financial Officer

AGREED

Print Name of Holder:

Date: